Exhibit 99.1

Baker Hughes Company Announces Fourth Quarter and Total Year 2019 Results

•	Orders of $6.9 billion for the quarter, down 11% sequentially and up 1% year-over-year

•	Revenue of $6.3 billion for the quarter, up 8% sequentially and up 1% year-over-year

•	GAAP operating income of $331 million for the quarter, up 11% sequentially and down 13% year-over-year

•	Adjusted operating income (a non-GAAP measure) of $546 million for the quarter, up 30% sequentially and up 10% year-over-year

•	GAAP diluted earnings per share of $0.07 for the quarter which included $0.20 per share of adjusting items. Adjusted diluted earnings per share (a non-GAAP measure) were $0.27.

•	Cash flows generated from operating activities were $1,357 million for the quarter. Free cash flow (a non-GAAP measure) for the quarter was $1,053 million.
The Company presents its financial results in accordance with GAAP. However, management believes that using additional non-GAAP measures will enhance the evaluation of the profitability of the Company and its ongoing operations. Please see Tables 1a, 1b and 1c in the section entitled "Charges & Credits" for a reconciliation of GAAP to non-GAAP financial measures. Certain columns and rows in our tables and financial statements may not sum up due to the use of rounded numbers.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2019 Results

LONDON & HOUSTON (January 22, 2020) – Baker Hughes Company (NYSE: BKR) ("Baker Hughes" or the "Company") announced results today for the fourth quarter and total year 2019.

	Three Months Ended			Variance
(in millions except per share amounts)	December 31, 2019	September 30, 2019	December 31, 2018	Sequential	Year-over-year
Orders	$6,944	$7,783	$6,884	(11)%	1%
Revenue	6,347	5,882	6,264	8%	1%
Operating income	331	297	382	11%	(13)%
Adjusted operating income (non-GAAP)	546	422	498	30%	10%
Net income attributable to Baker Hughes	48	57	131	(15)%	(63)%
Adjusted net income (non-GAAP) attributable to Baker Hughes	179	114	120	57%	49%
EPS attributable to Class A shareholders	0.07	0.11	0.28	(30)%	(74)%
Adjusted EPS (non-GAAP) attributable to Class A shareholders	0.27	0.21	0.26	30%	6%
Cash flow from operating activities	1,357	360	1,090	F	25%
Free cash flow (non-GAAP)	1,053	161	876	F	20%
"F" is used in most instances when variance is above 100%. Additionally, "U" is used in most instances when variance is below (100)%.

“We closed out a strong year of performance with solid results in the fourth quarter, delivering strong cash flow, strong orders in Turbomachinery & Process Solutions (TPS) and Oilfield Equipment (OFE), and better execution in Digital Solutions (DS). For the full year 2019, we achieved a number of key milestones, including 20% year-over-year order growth in TPS, almost 300 basis points of margin improvement in TPS, 12% order growth in OFE, and free cash flow of $1.2 billion. In addition, we accelerated our separation efforts from GE, launched our new company brand, and positioned ourselves to compete more effectively in a changing marketplace. I cannot thank our employees enough for their hard work and dedication to achieve our goals throughout the year,” said Lorenzo Simonelli, Baker Hughes Chairman, President and Chief Executive Officer.
“As we look ahead to 2020, we see a macro environment that is slowly improving, as well as a range of opportunities to further strengthen Baker Hughes on both a near-term and long-term basis. In the near-term, we continue to identify and execute on opportunities to improve our day-to-day operations and cash flow efficiency. On a longer-term basis, we see several attractive growth opportunities for our company, and we remain focused on positioning Baker Hughes for the upcoming energy transition and the digital transformation of the industry.
“Overall, I am pleased with our fourth quarter results which closed out a solid 2019. As we look forward to 2020, we are clearly focused on executing our strategy and generating strong free cash flow, improving margins, and driving returns,” concluded Simonelli.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2019 Results

Quarter Highlights

Winning with Customers
Baker Hughes’ Oilfield Services (OFS) segment was awarded its largest-ever downstream chemicals contract in the quarter, becoming Valero’s largest hydrocarbon treatment provider with a term of five years. The award expands the company’s existing scope to include all 15 of Valero’s refineries globally. The companies’ longstanding relationship, and Baker Hughes’ consistent service delivery and leading chemical capabilities were key drivers of this important award.

Also in the quarter, OFS continued to gain traction in its artificial lift product line. The company was awarded the majority scope for a major electrical submersible pump (ESP) tender with Saudi Aramco . This includes three long-term contracts to support all major projects in the country across onshore and offshore as well as sweet and harsh environments. Baker Hughes’ strong service delivery and track record with the customer were integral to this win.

The OFE segment saw strong growth across its flexible pipe systems product line, with multiple awards from Petrobras in Brazil. This includes pre-salt production and gas injection contracts for various fields in water depths up to 2,500m. Baker Hughes also secured the flexible water alternating gas (WAG) jumpers and service lines contract for the first phase of the Mero project, (Mero I) by the Libra Consortium.

Baker Hughes’ OFE segment continued to gain traction in the quarter with its Subsea Connect approach. The teams secured a number of subsea production wins in key markets, including offshore Australia and the North Sea, building on strong progress throughout 2019.

Baker Hughes’ TPS segment was awarded a contract to supply turbomachinery equipment for Total S.A.'s Mozambique Liquefied Natural Gas (LNG) export facility. The company will provide two liquefaction trains, including six gas turbines and twelve centrifugal compressors. The project is Mozambique’s first onshore LNG export facility. The first two LNG trains are expected to produce approximately 12.9 million tons per annum (MTPA) of LNG.

TPS continued the momentum in its on-and-offshore segment in the quarter, securing an important technology award for a floating, storage, production, and offloading vessel (FPSO) offshore Latin America. Baker Hughes will provide the power generation equipment for the FPSO, including four LM2500+G4 gas turbines. This award builds on strong progress through the year, as the company’s power generation and/or compression technology was selected for most of the major FPSO projects sanctioned in 2019.

In the quarter, TPS’ NovaLT12 turbine reached an important milestone, starting operations at Lucart’s cogeneration plant in their paper mill in Diecimo, Italy. Developed by Baker Hughes, the NovaLT family of gas turbines provides a more-efficient, cleaner power generation solution for a broad range of industrial and emerging energy applications. Baker Hughes’ technology was selected for the cogeneration project for its ability to reduce emissions while improving efficiencies, demonstrating the strength and versatility of its portfolio.

In DS, the Bently Nevada product line was awarded the first order for its Orbit 60 Series condition monitoring and protection system by a major North American utility provider. The order comes shortly after the system’s commercial launch in late 2019, demonstrating a strong commercial interest in the system’s features and capabilities. Bently Nevada is the gold standard of condition monitoring for critical assets, with more than 100,000 systems installed globally. Orbit 60 is DS's next generation flagship system, raising the bar for digital transformation in the energy sector. With multiple test sites in operation

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2019 Results

today, Orbit 60 has enhanced cyber security features with greater flexibility and versatility than other available systems.

DS was also awarded four orders for its Flare.IQ emissions reduction technology for multiple downstream projects across Asia, representing growing commercial interest outside of North America. A cornerstone of the company’s energy transition portfolio, Flare.IQ is an advanced flare control platform that reduces methane emissions, ensures high-efficiency flare combustion, and reduces steam usage in flare systems. Building on its proven track record and 50+ installations in North America, this win demonstrates the growing need for lower carbon technology and flare management on a global scale.

Technology and Innovation
In the fourth quarter, Baker Hughes, C3.ai, and Microsoft announced an alliance to bring enterprise artificial intelligence (AI) solutions to the energy industry on Microsoft Azure, an industry-leading cloud computing platform. This alliance will enable customers to streamline the adoption of scalable AI solutions for the energy industry that help promote safety, reliability, and sustainability.
Baker Hughes’ DS segment continued to strengthen its capabilities, announcing technology partnerships with leading cyber security providers. This includes a collaboration with Tripwire Inc. to integrate industrial cybersecurity capabilities into its Nexus Controls SecurityST solution. DS is also teaming up with Trend Micro, one of the first cyber-security leaders in the industrial IoT space, to provide comprehensive protection across industrial control systems and operating technology environments.

Baker Hughes’ OFS segment continued enhancing its chemicals capabilities in the Middle East. During the quarter, SABIC announced that it will partner with Baker Hughes to enable several water treatment and chemicals projects in Saudi Arabia. The team also broke ground on its first chemicals manufacturing facility in partnership with Saudi Aramco. These milestones support localization initiatives in the country and underpin Baker Hughes’ commitment to the Middle East region.
Leading the Energy Transition
During the quarter, Baker Hughes made a significant step towards its commitment to net-zero carbon equivalent emissions from operations by 2050 by entering into an agreement to purchase 100 percent of its Texas electricity from renewable sources. This agreement represents 12 percent of the company’s global carbon equivalent emissions and will result in a reduction of 1.2 million metric tons of CO2 equivalent emissions over the next ten years.

Baker Hughes also reinforced its commitment to transparency and corporate responsibility, announcing its participation in the UN’s Global Compact initiative - a voluntary leadership platform for the development, implementation and disclosure of responsible business practices. In joining the UN Global Compact, Baker Hughes commits to align responsible business practices with the Ten Principles of the United Nations Global Compact on human rights, labor, environment and anti-corruption, as well as take action in broader sustainable development goals.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2019 Results

Consolidated Results by Reporting Segment
Consolidated Orders by Reporting Segment

(in millions)	Three Months Ended			Variance
Consolidated segment orders	December 31, 2019	September 30, 2019	December 31, 2018	Sequential	Year-over-year
Oilfield Services	$3,284	$3,354	$3,051	(2)%	8%
Oilfield Equipment	1,104	1,029	1,041	7%	6%
Turbomachinery & Process Solutions	1,910	2,784	2,123	(31)%	(10)%
Digital Solutions	645	616	668	5%	(4)%
Total	$6,944	$7,783	$6,884	(11)%	1%
Orders for the quarter were $6,944 million, down 11% sequentially and up 1% year-over-year. The sequential decline was a result of lower volume in Turbomachinery & Process Solutions, and Oilfield Services, partially offset with higher orders in Oilfield Equipment, and Digital Solutions. Equipment orders were down 23% sequentially and service orders were up 4%.
Year-over-year, the orders growth was driven by Oilfield Equipment and Oilfield Services, partially offset by a decline in Turbomachinery & Process Solutions and Digital Solutions orders. Year-over-year equipment orders were up 1% and service orders were up 1%.
The Company's total book-to-bill ratio in the quarter was 1.1; the equipment book-to-bill ratio in the quarter was 1.2.
Remaining Performance Obligations (RPO) in the fourth quarter ended at $22.9 billion, an increase of $0.7 billion from the third quarter of 2019. Equipment RPO was $8.1 billion, up 10% sequentially. Services RPO was $14.8 billion.
Consolidated Revenue by Reporting Segment

(in millions)	Three Months Ended			Variance
Consolidated segment revenue	December 31, 2019	September 30, 2019	December 31, 2018	Sequential	Year-over-year
Oilfield Services	$3,292	$3,348	$3,062	(2)%	7%
Oilfield Equipment	765	728	729	5%	5%
Turbomachinery & Process Solutions	1,632	1,197	1,782	36%	(8)%
Digital Solutions	659	609	691	8%	(5)%
Total	$6,347	$5,882	$6,264	8%	1%
Revenue for the quarter was $6,347 million, an increase of $465 million, or 8%, sequentially. The increase was driven primarily by higher volume across most segments. Turbomachinery & Process Solutions was up 36%, Digital Solutions was up 8%, Oilfield Equipment was up 5% while Oilfield Services was down 2%.
Compared to the same quarter last year, revenue was up 1%. Oilfield Services was up 7%, Oilfield Equipment was up 5% partially offset by Turbomachinery & Process Solutions down 8% and Digital Solutions down 5%.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2019 Results

Consolidated Operating Income by Reporting Segment

(in millions)	Three Months Ended			Variance
Segment operating income	December 31, 2019	September 30, 2019	December 31, 2018	Sequential	Year-over-year
Oilfield Services	$235	$274	$224	(14)%	5%
Oilfield Equipment	16	14	12	14%	28%
Turbomachinery & Process Solutions	305	161	257	89%	19%
Digital Solutions	109	82	115	32%	(5)%
Total segment operating income	665	531	609	25%	9%
Corporate	(118)	(109)	(110)	(8)%	(7)%
Inventory impairment	—	—	(16)	—%	100%
Restructuring, impairment & other charges	(159)	(71)	(59)	U	U
Separation and merger related	(57)	(54)	(41)	(5)%	(38)%
Operating income	331	297	382	11%	(13)%
Adjusted operating income*	$546	$422	$498	30%	10%
*Non-GAAP measure.
"F" is used in most instances when variance is above 100%. Additionally, "U" is used in most instances when variance is below (100)%.
On a GAAP basis, operating income for the fourth quarter of 2019 was $331 million. Operating income increased $34 million sequentially and decreased $51 million year-over-year. Total segment operating income was $665 million for the fourth quarter of 2019, up 25% sequentially and up 9% year-over-year.
Adjusted operating income (a non-GAAP measure) for the fourth quarter of 2019 was $546 million, which excludes adjustments totaling $216 million before tax, mainly related to restructuring and separation related charges. A complete list of the adjusting items and associated reconciliation from GAAP has been provided in Table 1a in the section entitled “Charges and Credits.” Adjusted operating income for the fourth quarter was up $125 million, or 30% sequentially, driven by margin expansion across Turbomachinery & Process Solutions, Digital Solutions and Oilfield Equipment, partially offset by Oilfield Services. Adjusted operating income was up $49 million, or 10% year-over-year driven by margin expansion across Turbomachinery & Process Solutions and Oilfield Equipment, partially offset by Digital Solutions and Oilfield Services.
Depreciation and amortization for the fourth quarter of 2019 was $354 million.
Corporate costs were $118 million in the fourth quarter of 2019, up 8% sequentially and up 7% year-over-year.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2019 Results

Other Financial Items

Income tax expense in the fourth quarter of 2019 was $212 million.

GAAP diluted earnings per share were $0.07. Adjusted diluted earnings per share were $0.27. Excluded from adjusted diluted earnings per share were all items listed in Table 1a in the section entitled "Charges and Credits" as well as the "other adjustments (non-operating)" found in Table 1b.
Cash flows generated from operating activities were $1,357 million for the fourth quarter of 2019. Free cash flow (a non-GAAP measure) for the quarter was $1,053 million. A reconciliation from GAAP has been provided in Table 1c in the section entitled "Charges and Credits."
Capital expenditures, net of proceeds from disposal of assets, were $304 million for the fourth quarter of 2019.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2019 Results

Results by Reporting Segment
The following segment discussions and variance explanations are intended to reflect management's view of the relevant comparisons of financial results on a sequential or year-over-year basis, depending on the business dynamics of the reporting segments.
Oilfield Services

(in millions)	Three Months Ended			Variance
Oilfield Services	December 31, 2019	September 30, 2019	December 31, 2018	Sequential	Year-over-year
Revenue	$3,292	$3,348	$3,062	(2)%	7%
Operating income	$235	$274	$224	(14)%	5%
Operating income margin	7.1%	8.2%	7.3%	(1.1)pts	(0.2)pts
Oilfield Services (OFS) revenue of $3,292 million for the fourth quarter decreased by $57 million, or 2%, sequentially.
North America revenue was $1,044 million, down 11% sequentially. International revenue was $2,248 million, an increase of 4% sequentially, driven by Latin America, Asia Pacific, and the Middle East. From a product line perspective, the sequential decline of 2% in OFS was driven primarily by international Pressure Pumping, Drilling Services, and Completions.
Segment operating income before tax for the quarter was $235 million. Operating income for the fourth quarter of 2019 was down $39 million, or 14%, sequentially, primarily driven by lower volume and cost productivity.
Oilfield Equipment

(in millions)	Three Months Ended			Variance
Oilfield Equipment	December 31, 2019	September 30, 2019	December 31, 2018	Sequential	Year-over-year
Orders	$1,104	$1,029	$1,041	7%	6%
Revenue	$765	$728	$729	5%	5%
Operating income	$16	$14	$12	14%	28%
Operating income margin	2.1%	1.9%	1.7%	0.2pts	0.4pts
Oilfield Equipment (OFE) orders were up $63 million, or 6%, year-over-year, driven primarily by higher equipment order intake. Equipment orders were up 3% driven by higher order volume in the Flexible Pipe and Surface Pressure Control businesses. Services orders were up 16%.
OFE revenue of $765 million for the quarter increased $36 million, or 5%, year-over-year. The increase was driven by higher volume in the Subsea Production Systems business, Services business, and Offshore business. These increases were partially offset by lower volume in the Flexible Pipe and Surface Pressure Control businesses.
Segment operating income before tax for the quarter was $16 million, up $3 million year-over-year. The increase was driven primarily by higher volume.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2019 Results

Turbomachinery & Process Solutions

(in millions)	Three Months Ended			Variance
Turbomachinery & Process Solutions	December 31, 2019	September 30, 2019	December 31, 2018	Sequential	Year-over-year
Orders	$1,910	$2,784	$2,123	(31)%	(10)%
Revenue	$1,632	$1,197	$1,782	36%	(8)%
Operating income	$305	$161	$257	89%	19%
Operating income margin	18.7%	13.5%	14.4%	5.2pts	4.3pts
Turbomachinery & Process Solutions (TPS) orders were down 10% year-over-year. Equipment orders were down 16% and service orders were down 4%.
TPS revenue of $1,632 million for the quarter decreased $150 million, or 8%, year-over-year. The decrease was driven by lower equipment and installation revenue, partially offset by higher services volume. Equipment revenue in the quarter represented 38% of total segment revenue, and Service revenue represented 62% of total segment revenue.
Segment operating income before tax for the quarter was $305 million, up $48 million, or 19%, year-over-year. The increase was driven primarily by business mix and cost productivity, partially offset by lower volume.
Digital Solutions

(in millions)	Three Months Ended			Variance
Digital Solutions	December 31, 2019	September 30, 2019	December 31, 2018	Sequential	Year-over-year
Orders	$645	$616	$668	5%	(4)%
Revenue	$659	$609	$691	8%	(5)%
Operating income	$109	$82	$115	32%	(5)%
Operating income margin	16.6%	13.5%	16.7%	3.0pts	(0.1)pts
Digital Solutions (DS) orders were down 4% year-over-year, driven primarily by lower order intake in the Measurement & Sensing and Pipeline & Process Solutions businesses.
DS revenue of $659 million for the quarter decreased 5% year-over-year, mainly driven by the Controls and Pipeline & Process Solutions businesses, partially offset by volume growth in the Bently business.
Segment operating income before tax for the quarter was $109 million, down 5% year-over-year. The decrease year-over-year was primarily driven by lower volume.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2019 Results

2019 Total Year Results

	Twelve Months Ended
Orders	December 31, 2019	December 31, 2018	Variance Year-over-year
Oilfield Services	$12,902	$11,569	12%
Oilfield Equipment	3,517	3,129	12%
Turbomachinery and Process Solutions	7,947	6,624	20%
Digital Solutions	2,607	2,583	1%
Total Orders	$26,973	$23,904	13%

Revenue
Oilfield Services	$12,889	$11,617	11%
Oilfield Equipment	2,921	2,641	11%
Turbomachinery and Process Solutions	5,536	6,015	(8)%
Digital Solutions	2,492	2,604	(4)%
Total Revenue	$23,838	$22,877	4%

Segment operating income
Oilfield Services	$917	$785	17%
Oilfield Equipment	55	—	F
Turbomachinery and Process Solutions	719	621	16%
Digital Solutions	343	390	(12)%
Total segment operating income	2,035	1,796	13%
Corporate	(433)	(405)	(7)%
Inventory impairment and related	—	(105)	100%
Restructuring, impairment & other	(342)	(433)	21%
Separation and merger related	(184)	(153)	(20)%
Operating income	1,074	701	53%
Adjusted operating income(a)	$1,602	$1,391	15%
(a) Adjusted operating income, a non-GAAP measure, excludes inventory impairment, restructuring, impairment & other charges, and separation and merger related costs from GAAP operating income.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2019 Results

Charges & Credits
Table 1a. Reconciliation of GAAP and Adjusted Operating Income/(Loss)

	Three Months Ended
(in millions)	December 31, 2019	September 30, 2019	December 31, 2018
Operating income (GAAP)	$331	$297	$382
Separation, merger & integration related	57	54	41
Restructuring, impairment & other	159	71	59
Inventory impairment	—	—	16
Total operating income adjustments	216	125	116
Adjusted operating income (non-GAAP)	$546	$422	$498

Table 1a reconciles operating income (loss), which is the directly comparable financial result determined in accordance with Generally Accepted Accounting Principles (GAAP), to adjusted operating income (loss) (a non-GAAP financial measure). Adjusted operating income excludes the impact of certain identified items.
Table 1b. Reconciliation of GAAP and Non-GAAP Net Income

	Three Months Ended
(in millions, except per share amounts)	December 31, 2019	September 30, 2019	December 31, 2018
Net income attributable to Baker Hughes (GAAP)	$48	$57	$131
Total operating income adjustments (identified items)	216	125	116
Other adjustments (non-operating) (1)	—	—	(152)
Tax on total adjustments	(9)	(15)	(3)
Total adjustments, net of income tax	207	110	(39)
Less: adjustments attributable to noncontrolling interests	76	53	(27)
Adjustments attributable to Baker Hughes	131	57	(12)
Adjusted net income attributable to Baker Hughes (non-GAAP)	$179	$114	$120

Denominator:
Weighted-average shares of Class A common stock outstanding diluted	653	541	463
Adjusted earnings per Class A share— diluted (non-GAAP)	$0.27	$0.21	$0.26

(1)	4Q'18: Primarily driven by gain on sale of business.
Table 1b reconciles net income attributable to Baker Hughes, which is the directly comparable financial result determined in accordance with GAAP, to adjusted net income attributable to Baker Hughes (a non-GAAP financial measure). Adjusted net income attributable to Baker Hughes excludes the impact of certain identified items.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2019 Results

Table 1c. Reconciliation of Cash Flow From Operating Activities to Free Cash Flow

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
(in millions)	2019	2019	2018	2019	2018
Cash flow from operating activities (GAAP)	$1,357	$360	$1,090	$2,126	$1,762
Add: cash used in capital expenditures, net of proceeds from disposal of assets	(304)	(199)	(214)	(976)	(537)
Free cash flow (non-GAAP)	$1,053	$161	$876	$1,150	$1,225
Table 1c reconciles net cash flows from operating activities, which is the directly comparable financial result determined in accordance with GAAP, to free cash flow (a non-GAAP financial measure). Free cash flow is defined as net cash flows from operating activities less expenditures for capital assets plus proceeds from disposal of assets.

Management provides non-GAAP financial measures in Tables 1a, 1b, and 1c because it believes such measures are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and liquidity, and that these measures may be used by investors to make informed investment decisions.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2019 Results

Financial Tables (GAAP)
Condensed Consolidated Statements of Income (Loss)
(Unaudited)

	Three Months Ended
(In millions, except per share amounts)	December 31, 2019	September 30, 2019	December 31, 2018
Revenue	$6,347	$5,882	$6,264
Costs and expenses:
Cost of revenue	5,052	4,781	5,028
Selling, general and administrative	748	679	754
Restructuring, impairment and other	159	71	59
Separation and merger related	57	54	41
Total costs and expenses	6,016	5,585	5,882
Operating income	331	297	382
Other non operating income (loss), net	39	(14)	152
Interest expense, net	(63)	(59)	(59)
Income before income taxes	307	224	474
Provision for income taxes	(212)	(107)	(173)
Net income	95	117	302
Less: Net income attributable to noncontrolling interests	47	60	171
Net income attributable to Baker Hughes Company	$48	$57	$131

Per share amounts:
Basic and diluted income per Class A common share	$0.07	$0.11	$0.28

Weighted average shares:
Class A basic	650	538	462
Class A diluted	653	541	463

Cash dividend per Class A common share	$0.18	$0.18	$0.18

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2019 Results

Condensed Consolidated and Combined Statements of Income (Loss)
(Unaudited)

	Year Ended December 31,
(In millions, except per share amounts)	2019	2018	2017
Revenue	$23,838	$22,877	$17,179
Costs and expenses:
Cost of revenue	19,406	18,891	14,143
Selling, general and administrative	2,832	2,699	2,535
Restructuring, impairment and other	342	433	412
Separation and merger related	184	153	373
Total costs and expenses	22,764	22,176	17,463
Operating income (loss)	1,074	701	(284)
Other non operating income (loss), net	(84)	202	80
Interest expense, net	(237)	(223)	(131)
Income (loss) before income taxes and equity in loss of affiliate	753	680	(335)
Equity in loss of affiliate	—	(139)	(11)
Provision for income taxes	(482)	(258)	(45)
Net income (loss)	271	283	(391)
Less: Net income attributable to GE O&G pre-merger	—	—	42
Less: Net income (loss) attributable to noncontrolling interests	143	88	(330)
Net income (loss) attributable to Baker Hughes Company	$128	$195	$(103)

Per share amounts:
Basic income (loss) per Class A common share	$0.23	$0.46	$(0.24)
Diluted income (loss) per Class A common share	$0.23	$0.45	$(0.24)

Weighted average shares:
Class A basic	555	427	427
Class A diluted	557	429	427

Cash dividend per Class A common share	$0.72	$0.72	$0.35
Special dividend per Class A common share			$17.50

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2019 Results

Condensed Consolidated Statements of Financial Position
(Unaudited)

	December 31,
(In millions)	2019	2018
ASSETS
Current Assets:
Cash and cash equivalents (1)	$3,249	$3,723
Current receivables, net	6,416	5,969
Inventories, net	4,608	4,620
All other current assets	949	659
Total current assets	15,222	14,971
Property, plant and equipment, less accumulated depreciation	6,240	6,228
Goodwill	20,690	20,717
Other intangible assets, net	5,381	5,719
Contract and other deferred assets	1,881	1,894
All other assets	3,955	2,910
Total assets (1)	$53,369	$52,439
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$4,268	$4,025
Short-term debt and current portion of long-term debt (1)	321	942
Progress collections and deferred income	2,870	1,765
All other current liabilities	2,555	2,288
Total current liabilities	10,014	9,020
Long-term debt	6,301	6,285
Liabilities for pensions and other employee benefits	1,079	1,018
All other liabilities	1,476	1,103
Equity	34,499	35,013
Total liabilities and equity	$53,369	$52,439

(1)
Total assets include $273 million and $896 million of assets held on behalf of GE, of which $162 million and $747 million is cash and cash equivalents and $111 million and $149 million is investment securities at December 31, 2019 and December 31, 2018, respectively, and a corresponding amount of liability is reported in short-term borrowings.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2019 Results

Condensed Consolidated Statements of Cash Flows
(Unaudited)

	December 31,
(In millions)	2019	2018
Cash flows from operating activities:
Net income	$271	$283
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	1,418	1,486
Working capital and other operating items, net	437	(7)
Net cash flows from operating activities	2,126	1,762
Cash flows from investing activities:
Expenditures for capital assets, net of proceeds from disposal of assets	(976)	(537)
Other investing items, net	(69)	(41)
Net cash flows used in investing activities	(1,045)	(578)
Cash flows from financing activities:
Net repayment of borrowings	(587)	(1,060)
Dividends paid	(395)	(315)
Distributions to GE	(350)	(495)
Repurchase of Class A common stock	—	(387)
Repurchase of common units from GE by BHGE LLC	(250)	(2,099)
Other financing items, net	48	(7)
Net cash flows used in financing activities	(1,534)	(4,363)
Effect of currency exchange rate changes on cash and cash equivalents	(21)	(128)
Decrease in cash and cash equivalents	(474)	(3,307)
Cash and cash equivalents, beginning of year	3,723	7,030
Cash and cash equivalents, end of year	$3,249	$3,723

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2019 Results

Supplemental Financial Information
Supplemental financial information can be found on the Company’s website at: investors.bakerhughes.com in the Financial Information section under Quarterly Results.
Conference Call and Webcast
The Company has scheduled an investor conference call to discuss management’s outlook and the results reported in today’s earnings announcement. The call will begin at 9:00 a.m. Eastern time, 8:00 a.m. Central time on Wednesday, January 22, 2020, the content of which is not part of this earnings release. The conference call will be broadcast live via a webcast and can be accessed by visiting the Events and Presentations page on the Company’s website at: investors.bakerhughes.com. An archived version of the webcast will be available on the website for one month following the webcast.
Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release) may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “forward-looking statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “foresee,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the Company’s annual report on Form 10-K for the annual period ended December 31, 2018; the Company's subsequent quarterly reports on Form 10-Q for the quarterly period ended March 31, 2019, June 30, 2019 and September 30, 2019; and those set forth from time to time in other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the Company’s website at: www.investors.bakerhughes.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval (“EDGAR”) system at: www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

Our expectations regarding our business outlook and business plans; the business plans of our customers; oil and natural gas market conditions; cost and availability of resources; economic, legal and regulatory conditions, and other matters are only our forecasts regarding these matters.

These forward-looking statements, including forecasts, may be substantially different from actual results, which are affected by many risks, along with the following risk factors and the timing of any of these risk factors:

GE Separation - The failure to successfully eliminate dependencies on GE or a failure by GE to supply products and services to us in accordance with applicable contractual terms could have a material effect on our business.

Economic and political conditions - the impact of worldwide economic conditions; the effect that declines in credit availability may have on worldwide economic growth and demand for hydrocarbons; foreign currency exchange fluctuations and changes in the capital markets in locations where we operate; and the impact of government disruptions and sanctions.

Orders and RPO - our ability to execute on orders and RPO in accordance with agreed specifications, terms and conditions and convert those orders and RPO to revenue and cash.

Baker Hughes Company News Release
Baker Hughes Company Announces Fourth Quarter and Total Year 2019 Results

Oil and gas market conditions - the level of petroleum industry exploration, development and production expenditures; the price of, volatility in pricing of, and the demand for crude oil and natural gas; drilling activity; drilling permits for and regulation of the shelf and the deepwater drilling; excess productive capacity; crude and product inventories; liquefied natural gas supply and demand; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as tornadoes and hurricanes, that affect exploration and production activities; Organization of Petroleum Exporting Countries (“OPEC”) policy and the adherence by OPEC nations to their OPEC production quotas.

Terrorism and geopolitical risks - war, military action, terrorist activities or extended periods of international conflict, particularly involving any petroleum-producing or -consuming regions; labor disruptions, civil unrest or security conditions where we operate; potentially burdensome taxation, expropriation of assets by governmental action; cybersecurity risks and cyber incidents or attacks; epidemic outbreaks.

About Baker Hughes:

Baker Hughes (NYSE: BKR) is an energy technology company that provides solutions for energy and industrial customers worldwide. Built on a century of experience and with operations in over 120 countries, our innovative technologies and services are taking energy forward - making it safer, cleaner and more efficient for people and the planet. Visit us at bakerhughes.com

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For more information, please contact:

Investor Relations

Jud Bailey
+1 281-809-9088
investor.relations@bakerhughes.com

Media Relations

Melanie Kania
+1 713-879-1088
melanie.kania@bakerhughes.com

Stephanie Cathcart
+1 202-549-6462
Stephanie.cathcart@bakerhughes.com